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                                                                    EXHIBIT 99.2



FOR IMMEDIATE RELEASE

Contact:    General Host/Frank's                 The Cypress Group
            Larry Lakin                          Owen Blicksilver
            313-564-2267                         212-303-7603

                       THE CYPRESS GROUP COMPLETES BUYOUT
               OF GENERAL HOST/FRANK'S; 2 SENIOR EXECUTIVES ADDED

DETROIT, January 7, 1998 - The Cypress Group L.L.C. and General Host Corporation today announced the completion of the acquisition of General Host and its sole operating subsidiary, Frank's Nursery & Crafts, Inc., by the merger of Cyrus Acquisition Corp., a company formed by Cypress, into General Host. The merger followed the acquisition by Cyrus of more than 90% of the outstanding General Host common stock on December 24, 1997 pursuant to a cash tender offer.

As a result of the merger, which was effective today, all remaining General Host shares were converted into the right to receive $5.50 per share, subject to dissenters' rights. Holders of share certificates will shortly be receiving documentation by which they can surrender their certificates and receive cash consideration. In addition, General Host's 8% Convertible Subordinated Notes Due 2002, which prior to the merger were convertible into General Host common stock, are now convertible solely into cash at the rate of $644.431 per $1,000 principal amount.

General Host also announced the appointments of Adam Szopinksi, previously a senior executive with Toys "R" Us, Inc., as Executive Vice President and Chief Operating Officer, and Larry Lakin as Executive Vice President and Chief Financial Officer. Both executives will report to Joseph R. Baczko, Chairman, President and Chief Executive Officer, and will join Mr. Baczko and representatives of Cypress on the Boards of Directors of General Host and Frank's.

Prior to joining Frank's, Szopinski, 52, was Vice President of Operations for the International Division of Toys "R" Us, a position which he held since 1989. During that time, he was responsible for directing the operational development for that company's $2.7 billion international business extending across 27 countries and a total of 394 superstores. Mr. Szopinski's career with Toys "R" Us spanned 31 years during which he occupied positions of increasing responsibility in virtually all areas of Toys "R" Us domestic and international store and distribution operations.

Immediately prior to his appointment, Lakin, 54, was a principal and CFO of Shiara, Inc. a private fragrance and cosmetic venture. Prior to Shiara, Mr. Lakin had served as Chief Financial Officer of Faberge International, LJN Toys (a former subsidiary of MCA), and Max Factor's international operations; Vice President of Finance for Toys "R" Us International and Controller of Chrysler-France.

                                     -more-

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"I am very pleased with the addition of these two executives to Frank's senior management team," Mr. Baczko said. "We have developed very successful retailing businesses together in the past. Both Adam and Larry bring us a wealth of experience and proven talent in specialty retailing. I am confident that, in their new positions, they will contribute significantly to the profitable growth of our company." Mr. Baczko was formerly President and Chief Operating Officer of Blockbuster Entertainment Corp. and President of the International Division of Toys "R" Us.

Following the merger, the Boards of Directors of General Host and Frank's will consist of Mr. Baczko, Mr. Szopinski and Mr. Lakin, as well as David P. Spalding, James A. Stern and Bahram Shirazi of Cypress.

Frank's Nursery & Crafts, Inc., Detroit, is the nation's largest chain of specialty retail stores devoted to the sale of lawn and garden products and services. Frank's operates 258 stores in 15 states, mostly in the East and Midwest, and had 1996 revenues in excess of $530 million.

The Cypress Group manages a private equity fund, which closed in February 1996 with more than $1 billion in commitments. Cypress invests in privately negotiated transactions, targeting established operating businesses and investing with management to foster continued growth. Investments made by Cypress include Cinemark USA, Inc., Amtrol Inc., and Scotsman Holdings, as well as The Multicare Companies via a new joint venture company called Genesis ElderCare Corp. The Cypress Group, based in New York City, is headed by its four partners, James A. Stern, Jeffrey P. Hughes, James L. (Jamie) Singleton and David P. Spalding.

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